Exhibit 99.9

September 29, 2014

C&J Energy Services, Inc.

3990 Rogerdale

Houston, Texas 77042

Re:                                                     Registration Statement on Form S-4 of Nabors Red Lion Limited filed on or about September 29, 2014

Gentlemen:

Reference is made to our opinion letter, dated June 24, 2014, with respect to the fairness, from a financial point of view, to the holders (other than holders specified therein) of the issued and outstanding shares of common stock, par value $0.01 per share, of C&J Energy Services, Inc. (“C&J”), of the merger consideration to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of June 25, 2014, by and among Nabors Industries Ltd., C&J and Nabors Red Lion Limited.

The foregoing opinion letter was provided for the information and assistance of the board of directors of C&J in connection with its consideration of the transactions contemplated by the above-referenced agreement and plan of merger and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that C&J has determined to include our opinion in the above-referenced Registration Statement.

We hereby consent to the reference to our opinion letter under the captions “Summary—The Transactions—Opinions of C&J’s Financial Advisors—Opinion of Tudor, Pickering, Holt & Co., Securities Inc.”, and “The Transactions—Background of the Merger”, “—C&J’s Reasons for the Merger” and “—Opinion of Tudor, Pickering, Holt & Co., Securities Inc.” and to the inclusion of the foregoing opinion letter as an annex to the proxy statement/prospectus included in the above-mentioned Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned version of the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission

Heritage Plaza  |  1111 Bagby, Suite 4900  |  Houston, Texas 77002  |  www.TPHco.com

Tudor, Pickering, Holt & Co. Securities, Inc.  |  Tudor, Pickering, Holt & Co. Advisors, LLC  |  Members FINRA/SIPC

thereunder, nor do we admit that we are experts with respect to any part of the above-mentioned Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

TUDOR, PICKERING, HOLT & CO. SECURITIES, INC.

By:	/s/ Lance Gilliland
Lance Gilliland
Managing Director